Exhibit 99.1

FOR IMMEDIATE RELEASE		NEWS RELEASE

Date Submitted:	April 23, 2012	Contact: Samuel G. Stone
NASDAQ Symbol:	FBMI	Executive Vice President and
Chief Financial Officer
(989) 466-7325

FIRSTBANK CORPORATION ANNOUNCES
FIRST QUARTER 2012 RESULTS

Highlights Include:

•	For the first quarter of 2012, earnings per share were $0.25, up from $0.10 in the first quarter of 2011, as net income increased 99% and net income available to common shareholders increased 151%
•	Provision expense of $2.5 million in the first quarter of 2012 decreased $117,000 from the fourth quarter of 2011 and decreased $517,000 from year ago first quarter
•	Net charge-offs declined to $2.3 million compared to $3.1 million a year ago
•	Ratio of allowance for loan losses to loans strengthened to 2.16% at March 31, 2012, compared to 2.10% a year ago, as provision exceeded net charge-offs
•	Other real estate owned declined to $4 million at March 31, 2012, compared to $8 million a year ago
•	Strong gain on sale of mortgages and reduced OREO costs contributed to earnings improvement
•	Equity ratios remained strong continuing to build toward partial retirement of preferred shares, and all affiliate banks continue to exceed all regulatory well-capitalized requirements

Alma, Michigan (FBMI) ---- Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, announced net income of $2,417,000 for the first quarter of 2012, increasing 99% from $1,215,000 for the first quarter of 2011, with net income available to common shareholders of $1,997,000 in the first quarter of 2012 increasing 151% from $795,000 in the first quarter of 2011. Earnings per share were $0.25 in the first quarter of 2012 compared to $0.10 in the first quarter of 2011. Returns on average assets and average equity for the first quarter of 2012 were 0.66% and 6.3%, respectively, compared to 0.37% and 3.7% respectively in the first quarter of 2011.

The provision for loan losses, at $2,494,000 in the first quarter of 2012, was 4.5% less than the amount required in the fourth quarter of 2011, and was 17.2% less than the amount in the year-ago first quarter. The level of provision expense and other expenses related to management and collection of the loan portfolio continue to be the major impediments to higher levels of profitability. The provision expense of $2,494,000 in the first quarter of 2012 exceeded net charge-offs in the quarter of $2,293,000.

Net interest income, at $13,767,000 in the first quarter of 2012 increased 3.6% over the first quarter of 2011. Net interest income increased as growth in earning assets more than offset a small decline in net interest margin.

Firstbank’s net interest margin was 4.03% in the first quarter of 2012 compared to 4.07% in the fourth quarter of 2011 and 4.05% in the first quarter of 2011. Deposit growth continued while there remained an absence of quality loan demand and the size of the loan portfolio continued to decline. These factors result in an adverse shift in the mix of earning assets away from higher yielding loans and into lower yielding investments. While yield on earning assets declined 11 basis points to 4.73% during the first quarter of 2012, the cost of funds to average earning assets declined a smaller 8 basis points to 0.69%. Core deposits increased 2.7% in the first quarter of 2012, and they were also 2.7% above the year-ago level, providing a low cost and more stable source of funding for the long term.

Total non-interest income, at $3,214,000 in the first quarter of 2012, increased 6.2% from the fourth quarter of 2011, and was 57.2% higher than in the first quarter of 2011. Gain on sale of mortgages, at $1,695,000 in the first quarter of 2012, increased 2.0% compared to the fourth quarter of 2011 but was almost three times the year-ago level. Mortgage refinance activity surged in the third quarter of 2011, increased further in the fourth quarter of 2011, and increased again in the first quarter of 2012. The category of “other” non-interest income, at $541,000 in the first quarter of 2012, was 61% more than the amount in the fourth quarter of 2011 and 51% more than in the first quarter of 2011. Gain recognized on the sale of other real estate owned was the major factor driving the increase. In the first quarter of 2012, net gain on sale of properties was $219,000. In the fourth quarter of 2011, the net gain was $18,000, and in the first quarter of 2011 a net loss of $22,000 was realized.

Total non-interest expense, at $11,047,000 in the first quarter of 2012, was 1.7% lower than the level in the fourth quarter of 2011 and was 2.6% higher than the level in the first quarter of 2011. Expense control efforts continued. Salaries and employee benefits increased 7.6% compared to the year-ago quarter. The salary and wage component increased 4.6%, and benefits increased 17.9% primarily due to rising health care costs and the inclusion of 7 pay periods in the first quarter of 2012 versus 6 pay periods in the first quarter of 2011. Occupancy and equipment costs declined 4.4%from last year’s first quarter. FDIC insurance premium expense, at $374,000 in the first quarter of 2012, was 31% below the level in the first quarter of 2011 due to the FDIC’s new methodology for assessing premiums based on total assets rather than total deposits. The category of “other” non-interest expense, totaling $3,497,000 in the first quarter of 2012, decreased 15.1% compared to the fourth quarter of 2011 and increased 4.7% compared to the first quarter of 2011. The most significant factors in both comparisons were variations in write-downs of valuations of other real estate owned (OREO) and expenses related to OREO and to mortgage volume. Write-downs of valuations of other real estate owned were $326,000 in the first quarter of 2012, reduced from $759,000 in the fourth quarter of 2011 and $359,000 in the first quarter of 2011. In addition to the expense of write-downs, other expenses associated with carrying other real estate owned, primarily taxes and insurance, averaged nearly $225,000 per quarter during 2011, but were down to $91,000 in the first quarter of 2012, primarily due to reduced holdings of other real estate assets.

Mr. Sullivan stated, “This first quarter gave us a glimpse of the potential profitability improvement of our company when operating in a better economic environment. Not everything was right with the economy of course – a long way from it –  but the low interest rates and the special programs sponsored by the government through Freddie Mac and Fannie Mae to permit homeowners to refinance to lower rates even when they could not meet common underwriting parameters led to very strong business for our mortgage lenders. Also, the real estate markets loosened up a bit, and we were able to move a fairly good dollar volume of properties out of other real estate owned. These real estate market conditions led to a much smaller expense for writing down the values of these assets, and the smaller number of properties on our books reduced carrying costs.

“What was not positive in the economic environment was the level of loan demand. We have record levels of liquidity on our balance sheet and record high capacity to support increased lending. However, the entrepreneurs and business people in our markets who are excellent quality borrowers remain cautious about investing in new projects that require bank financing. The lack of new loan demand has prevented us and other banks from offsetting the natural portfolio run-off as existing loans mature, and the size of our loan portfolio showed another small decline in the first quarter. As our deposit business remains strong and continues to generate ample funding, our earning assets shift more towards investments rather than loans, and low interest rates in the investment markets creates a challenge for maintaining the net interest margin.

“We consider it a positive that our level of net charge-offs, while still much higher than we would like, showed a nice decline from prior quarters, and the associated provision expense came down from prior quarters while we still maintained the appropriate level of allowance for future loan losses.

“In the first quarter we continued to improve our retail delivery system. We launched our mobile banking services, which have been very well received by our internet banking customers, and we also recently sought and received regulatory approval to close a small branch in one of our markets where we had two locations. The location being closed is our only branch in a grocery store, and we are well positioned to serve our customers from our remaining location in that market and with our internet and mobile banking services.

“The local decision, community banking model that we use remains well-received in our markets, and we look forward to improving results as economic activity allows.”

Total assets of Firstbank Corporation at March 31, 2012, were $1.534 billion, an increase of 3.7% from the year-ago period. Total portfolio loans of $982 million were 3.3% below the year-ago level. Commercial and commercial real estate loans decreased 2.1% over this twelve month period, and real estate construction loans decreased 23.0%. Residential mortgage loans decreased 2.8%. Consumer loans increased 8.9%, responding well to our retail promotional and marketing activities. While Firstbank has ample capital and funding resources to increase loans on its balance sheet, demand for funds for new ventures by quality borrowers remains weak. Also, the strong mortgage refinance activity has resulted in mortgage loans being financed in the secondary market rather than on the balance sheet of the company. Total deposits as of March 31, 2012, were $1.253 billion, compared to $1.218 billion at March 31, 2011, an increase of 2.9%. Core deposits increased $32 million or 2.7% over the year-ago level.

Net charge-offs were $2,293,000 in the first quarter of 2012, reduced from $2,975,000 in the fourth quarter of 2011 and $3,095,000 in the first quarter of 2011. In the first quarter of 2012, net charge-offs annualized represented 0.94% of average loans, reduced from 1.21% in the fourth quarter of 2011 and 1.21% in the first quarter of 2011.

At the end of the first quarter of 2012 the ratio of the allowance for loan losses to loans was 2.16%, strengthened from 2.14% at December 31, 2011, and 2.10% at March 31, 2011. With most of the increase from year-ago due to more stringent definitional requirements, performing adjusted loans (troubled debt restructurings, or TDRs) were $18,115,000 at March 31, 2012, reduced from $18,929,000 at December 31, 2011, and increased from $11,813,000 at March 31, 2011. Loans past due over 90 days were $1,185,000 at March 31, 2012, increasing from $419,000 at December 31, 2011, and $544,000 at March 31, 2011. The amount of loans past due over 90 days at March 31, 2012, included loan balances of $437,000 owed by one customer who, as expected at March 31st, made payments in the first week of April which reduced his delinquency to under 90 days. Absent this amount, loans past due over 90 days at March 31, 2012, would have been $748,000. Non-accrual loans were $21,782,000 at March 31, 2012, a decrease of 4.1% from the level at December 31, 2011, and a decrease of 11.4% from the level at March 31, 2011.

Other real estate owned was reduced to $4,022,000 at March 31, 2012, down 49% from the $7,922,000 level at March 31, 2011.

Total shareholders’ equity at March 31, 2012, was 5.3% higher than at March 31, 2011. The ratio of average equity to average assets was 10.3% in the first quarter of 2012, compared to 10.1% in the first quarter of 2011. All of Firstbank Corporation’s affiliate banks continue to meet regulatory well-capitalized requirements.

Firstbank Corporation, headquartered in Alma, Michigan, is a bank holding company using a community bank local decision-making, multi-bank-charter, format with assets of $1.5 billion and 52 banking offices serving Michigan’s Lower Peninsula. Bank subsidiaries include: Firstbank – Alma; Firstbank (Mt. Pleasant); Firstbank – West Branch; Keystone Community Bank; and Firstbank – West Michigan.

This press release contains certain forward-looking statements that involve risks and uncertainties. When used in this press release the words “anticipate,” “believe,” “expect,” “hopeful,” “potential,” “should,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning future business growth, changes in interest rates, loan charge-off rates, demand for new loans, the performance of loans with provisions, the resolution of problem loans, and the timing and amount of any redemption of preferred stock. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

FIRSTBANK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share data)
UNAUDITED

	Three Months Ended:
	Mar 31	Dec 31	Mar 31
	2012	2011	2011
Interest income:
Interest and fees on loans	$14,568	$14,958	$15,646
Investment securities
Taxable	1,221	1,249	1,011
Exempt from federal income tax	283	274	293
Short term investments	54	35	39
Total interest income	16,126	16,516	16,989

Interest expense:
Deposits	1,892	2,206	3,049
Notes payable and other borrowing	467	452	648
Total interest expense	2,359	2,658	3,697

Net interest income	13,767	13,858	13,292
Provision for loan losses	2,494	2,611	3,011
Net interest income after provision for loan losses	11,273	11,247	10,281

Noninterest income:
Gain on sale of mortgage loans	1,695	1,662	568
Service charges on deposit accounts	1,058	1,095	1,092
Gain (loss) on trading account securities	1	(18)	6
Gain (loss) on sale of AFS securities	13	(37)	(8)
Mortgage servicing	(94)	(13)	28
Other	541	337	359
Total noninterest income	3,214	3,026	2,045

Noninterest expense:
Salaries and employee benefits	5,670	5,343	5,270
Occupancy and equipment	1,361	1,257	1,424
Amortization of intangibles	145	160	185
FDIC insurance premium	374	356	543
Other	3,497	4,120	3,340
Total noninterest expense	11,047	11,236	10,762

Income before federal income taxes	3,440	3,037	1,564
Federal income taxes	1,023	887	349
Net Income	2,417	2,150	1,215
Preferred Stock Dividends	420	419	420
Net Income available to Common Shareholders	$1,997	$1,731	$795

Fully Tax Equivalent Net Interest Income	$13,896	$14,019	$13,464

Per Share Data:
Basic Earnings	$0.25	$0.22	$0.10
Diluted Earnings	$0.25	$0.22	$0.10
Dividends Paid	$0.06	$0.01	$0.01

Performance Ratios:
Return on Average Assets (a)	0.66%	0.55%	0.37%
Return on Average Equity (a)	6.3%	5.5%	3.7%
Net Interest Margin (FTE) (a)	4.03%	4.07%	4.05%
Book Value Per Share (b)	$15.76	$15.53	$14.95
Average Equity/Average Assets	10.3%	10.1%	10.1%
Net Charge-offs	$2,293	$2,975	$3,095
Net Charge-offs as a % of Average Loans (c)(a)	0.94%	1.21%	1.21%

(a) Annualized
(b) Period End
(c) Total loans less loans held for sale

FIRSTBANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
UNAUDITED

	Mar 31	Dec 31	Mar 31
	2012	2011	2011
ASSETS

Cash and cash equivalents:
Cash and due from banks	$26,452	$40,151	$23,707
Short term investments	85,863	35,665	74,074
Total cash and cash equivalents	112,315	75,816	97,781

Securities available for sale	357,970	346,618	281,714
Federal Home Loan Bank stock	7,266	7,266	8,203
Loans:
Loans held for sale	5,417	349	27
Portfolio loans:
Commercial	156,294	156,551	162,088
Commercial real estate	367,972	365,029	373,376
Residential mortgage	336,658	340,060	346,521
Real estate construction	58,062	60,280	75,399
Consumer	63,326	61,989	58,156
Total portfolio loans	982,312	983,909	1,015,540
Less allowance for loan losses	(21,220)	(21,019)	(21,347)
Net portfolio loans	961,092	962,890	994,193

Premises and equipment, net	24,845	25,087	25,461
Goodwill	35,513	35,513	35,513
Other intangibles	1,302	1,448	1,960
Other assets	27,831	30,312	34,647
TOTAL ASSETS	$1,533,551	$1,485,299	$1,479,499

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES

Deposits:
Noninterest bearing accounts	$220,653	$214,904	$187,349
Interest bearing accounts:
Demand	354,889	340,942	308,236
Savings	262,734	241,603	236,137
Time	397,463	405,385	471,700
Wholesale CD's	17,563	17,708	14,297
Total deposits	1,253,302	1,220,542	1,217,719

Securities sold under agreements to
repurchase and overnight borrowings	55,047	46,784	42,623
FHLB Advances and notes payable	24,426	19,457	25,628
Subordinated Debt	36,084	36,084	36,084
Accrued interest and other liabilities	7,236	7,055	7,879
Total liabilities	1,376,095	1,329,922	1,329,933

SHAREHOLDERS' EQUITY
Preferred stock; no par value, 300,000
shares authorized, 33,000 outstanding	32,800	32,792	32,770
Common stock; 20,000,000 shares authorized	115,888	115,734	115,320
Retained earnings	5,485	3,955	1,020
Accumulated other comprehensive income/(loss)	3,283	2,896	456
Total shareholders' equity	157,456	155,377	149,566
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,533,551	$1,485,299	$1,479,499

Common stock shares issued and outstanding	7,911,209	7,892,486	7,814,097
Principal Balance of Loans Serviced for Others ($mil)	$593.2	$599.3	$612.0

Asset Quality Information:
Performing Adjusted Loans (TDRs) (b)	18,115	18,929	11,813
Loans Past Due over 90 Days	1,185	419	544
Non-Accrual Loans	21,782	22,707	24,581
Other Real Estate Owned	4,022	5,251	7,922
Allowance for Loan Loss as a % of Loans (a)	2.16%	2.14%	2.10%

Quarterly Average Balances:
Total Portfolio Loans (a)	$979,546	$983,875	$1,024,733
Total Earning Assets	1,384,056	1,369,931	1,342,877
Total Shareholders' Equity	156,218	151,442	148,149
Total Assets	1,509,777	1,492,870	1,473,199
Diluted Shares Outstanding	7,902,624	7,875,613	7,809,838

(a) Total Loans less loans held for sale
(b) Troubled Debt Restructurings in Call Reports